Exhibit (e)(1)(a)

CONFIDENTIAL

AMENDMENT 10

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of August 31, 2023 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	IndexIQ ETF Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		INDEXIQ ETF TRUST

By:	/s/ Stephen J. Kyllo	By:	/s/ Jack R. Benintende

Name:	Stephen J. Kyllo	Name:	Jack R. Benintende

Title:	Senior Vice President & Director	Title:	Vice President

Distribution Agreement Amendment 10

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	APPENDIX A to Exhibit 1 of the Agreement is hereby deleted in its entirety and replaced with the following new APPENDIX A:

APPENDIX A

List of Funds

IQ 500 International ETF

IQ Candriam International Equity ETF

IQ Candriam U.S. Large Cap Equity ETF

IQ Candriam U.S. Mid Cap Equity ETF

IQ CBRE NextGen Real Estate ETF

IQ Clean Oceans ETF

IQ Cleaner Transport ETF

IQ Engender Equality ETF

IQ FTSE International Equity Currency Neutral ETF

IQ Global Equity R&D Leaders ETF

IQ Global Resources ETF

IQ Healthy Hearts ETF

IQ Hedge Multi-Strategy Tracker ETF

IQ Merger Arbitrage ETF

IQ Real Return ETF

IQ U.S. Large Cap ETF

IQ U.S. Large Cap R&D Leaders ETF

IQ U.S. Mid Cap R&D Leaders ETF

IQ U.S. Small Cap ETF

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

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